EXHIBIT B

FOR IMMEDIATE RELEASE

                           Contact:     Fred M. Stone
                                  Corporate Renaissance Group, Inc.
                                  1185 Avenue of the Americas, 18th Floor
                                  New York, New York 10036
                                  Tel:  212-730-2000
                                  Fax:  212-843-5949

      Corporate Renaissance Group, Inc. Management Group Recommends Plan of
                        Liquidation, Withdraws Buyout Bid

      New York, NY, June 16, 1999. The management group of Corporate Renaissance Group, Inc. (NASDAQ-CREN) headed by Martin D. Sass and Hugh R. Lamle, which had offered to acquire all outstanding shares of the company's common stock for $8 per share, today withdrew that bid as not representing adequate value to shareholders, as compared to liquidation, in light of ongoing changes in the company's portfolio values. The Sass group recommended the adoption by the company of a plan of liquidation instead of its previously submitted buyout bid. Last month, another shareholder offered to acquire the outstanding shares at a price of $9 per share, subject to financing and due diligence conditions, and the Sass group then stated that it was reconsidering its proposal in light of the increase in the company's net asset value per share since making its bid. The liquidation proposal recommended today by the Sass group has been submitted to a special committee of independent directors, and would require board and shareholder approval prior to implementation.

      According to Mr. Sass, "In light of increase in net asset value and recent and ongoing potential developments that could impact the company's non-public holdings, we reached the conclusion that shareholders could receive higher value through liquidation than a buyout. Even if there were qualified competing bidders for the company, including the management group, current restructuring activities affecting the company's portfolio holdings were complicating the due diligence process and ultimately the cost and time-consumption of that process were likely to result in bids below net liquidation value. The plan of liquidation we are recommending contemplates withdrawal of the company's registration with the Securities and Exchange Commission as a "business development company" under the Investment Company Act of 1940 and withdrawal of its NASDAQ listing, sale on the open market of remaining portfolio securities which are freely-tradable, distribution of portfolio cash net of then liquidation expenses to shareholders as of the record date of the plan, and retention for purposes of liquidation of the company's privately-held positions in restructured companies, i.e., Seaman Furniture and CVSI Acquisition Co. It is anticipated that the remaining positions will be disposed of in the normal course of the restructurings relating to them, after which the proceeds, less final liquidation expenses, would be distributed. The company's net asset value as of June 10, 1999, was $10.17 per share."

      The above information contains, in addition to historical information, forward-looking statements regarding CREN, which represent CREN's expectations or beliefs including, but not limited to, statements concerning CREN's operations, performance, financial condition, business strategies and other information. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The statements by their nature involve substantial risks and uncertainties, certain of which are beyond CREN's control, and actual results may differ materially depending on a variety of important factors, including those described herein and CREN's filings with the Securities and Exchange Commission.